Exhibit 10(gg)

November 5, 2004

Deborah A. Meekins, President & C.E.O.
Northern Empire Bancshares
810 Fourth Street
Santa Rosa, CA 95404

Re: Option Cancellation

Dear Debbie:

I am writing to ask that Northern Empire Bancshares cancel all of my outstanding options under the 1997 Stock Option Plan, as amended.

As you know, my fellow directors and I have unanimously decided that it is in the Corporation's best interests for non-employee directors to cancel options held by them at the beginning of this year. At this stage in the Corporation's development, we strongly believe that our action will benefit all shareholders and will position the Corporation to take advantage of the opportunities that lie ahead.

I look forward to building on almost 20 years of success.

Very truly yours,

Dennis R. Hunter